Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-226153, 333-231265, 333-237174, 333-255919, 333-264784, 333-271747, 333-279373, 333-283039, and 333-283694) on Form S-8 and (No. 333-268229) on Form S-3 of our report dated March 11, 2025, with respect to the financial statements of Verrica Pharmaceuticals, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 11, 2025